Exhibit 10.1

ENGAGEMENT AGREEMENT

Their Engagement agreement (their “Agreement”), dated as of May 9th, 2019 (the “Effective Date”), is made by and between Esports Entertainment Group, Inc., a Nevada corporation (the “Company”), and John Brackens (the “Employee”) (each, a “Party” and together, the “Parties”).

WHEREAS, the Employee is to be engaged as the Chief Information Officer of the Company; and

WHEREAS, the Parties wish to establish the terms of the Employee’s engagement by the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. POSITION/DUTIES.

As the Chief Information Officer (CIO) the executive will:

●	Set objectives and strategies for the IT department

●	Select and implement suitable technology to streamline all internal operations and help optimize their strategic benefits

●	Design and customize technological systems and platforms to improve customer experience

●	Plan the implementation of new systems and provide guidance to IT professionals and other staff within the organization

●	Approve purchases of technological equipment and software and establish partnerships with IT providers

●	Oversee the technological infrastructure (networks and computer systems) in the organization to ensure optimal performance

●	Direct and organize IT-related projects

●	Monitor changes or advancements in technology to discover ways the company can gain competitive advantage

●	Analyze the costs, value and risks of information technology to advise management and suggest actions In their capacity the Employee shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Chief Employee of the Company (the “CEO”) shall designate. The Employee shall report directly to the CEO. The Employee shall obey the lawful directions of the CEO and shall use their diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

During the Engagement Term, the Employee shall use their best efforts to perform their duties under ttheir Agreement and shall devote all their business time, energy and skill in the performance of their duties with the Company. The Employee shall not during the Engagement Term (except as a representative of the Company or with consent in writing of the Board) be directly or indirectly engaged or concerned in any other business activity. Notwithstanding the foregoing provisions, the Employee is not prohibited from (1) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities, and (2) managing their and their family’s personal investments, in each case, provided that such activities in the aggregate do not materially interfere with their duties hereunder.

2. ENGAGEMENT TERM.

Except for earlier termination as provided in Section 4, the Employee’s engagement under their Agreement shall be for a one-year term commencing on May 15, 2019 and ending on May 14, 2020 (the “Initial Term”). Subject to Section 4, the Initial Term shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or the Employee gives written notice to the other of the termination of the Employee’s engagement hereunder at least 30 days prior to the expiration of the Initial Term or Additional Term. The Initial Term and any Additional Term shall be referred to herein as the “Engagement Term.”

3. COMPENSATION, BENEFITS & ALLOWANCES

a) Base Salary. The Company agrees to pay to the Employee an initial base salary of USD $10,000 per month payable in accordance with the regular monthly or bi-monthly payroll practices of the Company. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof). The base fee as determined herein from time to time shall constitute “Base Salary” for purposes of their Agreement. The following month after the company achieves a major financing (in excess of $5,000,000 USD) the compensation will be adjusted to net USD $12,000 after deducting applicable taxes in Malta.

A one-time relocation allowance of USD $10,000.00 will be made after the major financing.

b) Bonus. With respect to each full fiscal year during the Engagement Term, the Employee shall be eligible to earn an annual employee stock option bonus (the “Annual Option Bonus”) in such amount, if any, as determined in the sole discretion of the Board. In addition, the Employee shall be eligible to participate in the Company’s cash bonus and other incentive compensation plans and programs (if any) for the Company’s senior employees at a level commensurate with their position and may be entitled to bonus payments in addition to the amount set forth hereinabove.

c) Benefit Plans. The Employee shall be eligible to participate in any employee benefit plan, if and when the Company adopts a benefit plan, of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior employees, at a level commensurate with their positions, subject to satisfying the applicable eligibility requirements. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement, if and when the Company adopts a benefit plan, for any reason in its sole discretion.

d) Vacation. The Employee shall be entitled to an annual paid vacation in accordance with the Company’s policy applicable to senior employees from time to time in effect, but in no event less than two weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Employee elects with due regard to the needs of the Company. The carry-over of vacation days shall be in accordance with the Company’s policy applicable to senior employees from time to time in effect.

e) Business and Entertainment Expenses. Upon presentation of appropriate documentation, the Employee shall be reimbursed for ONLY pre-approved, reasonable and necessary business and entertainment expenses incurred in connection with the performance of their duties hereunder, all in accordance with the Company’s expense reimbursement policy applicable to senior employees from time to time in effect.

4. TERMINATION. The Employee’s Engagement and the Engagement Term shall terminate on the first of the following to occur:

(a) Disability. The thirtieth (30th) day following written notice by the Company to the Employee of termination due to Disability. For purposes of their Agreement, “Disability” shall mean a determination by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Employee is unable to perform the essential functions of their job with or without accommodation for 180 days (whether consecutive) during any 12-month period.

(b) Death. Automatically on the date of death of the Employee.

(c) Cause. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean, as determined by the Board (or its designee) (1) conduct by the Employee in connection with their engagement duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Employee; (3) the willful and continued failure of the Employee to perform the Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Employee of any felony (or the equivalent under the law of Nevada (other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company’s code of conduct, employee handbook or similar documents; or (6) any material breach by the Employee of any provision of their Agreement or any other written agreement entered into by the Employee with the Company.

(d) Without Cause. The Company can terminate the Employee without cause at any time during the first ninety (90) days of the original term of their agreement.

(e) Good Reason. On the sixtieth (60th) day following written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean, without the express consent of the Employee, the occurrence of any the following events unless such events are cured (if curable) by the Company within fifteen days following receipt of written notification by the Employee to the Company that they intend to terminate their engagement hereunder for one of the reasons set forth below: any material reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Employee’s title, authorities, duties or responsibilities or reporting requirements with the Company.

5. CONSEQUENCES OF TERMINATION.

(a) Disability. Upon termination of the Engagement Term because of the Employee’s Disability, the Company shall pay or provide to the Employee (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Employee may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, “Accrued Benefits”).

(b) Death. Upon the termination of the Engagement Term because of the Employee’s death, the Employee’s estate shall be entitled to any Accrued Benefits.

(c) Termination for Cause. Upon the termination of the Engagement Term by the Company for Cause or by either party in connection with a failure to renew their Agreement, the Company shall pay to the Employee any Accrued Benefits.

(d) Termination without Cause or for Good Reason. Upon the termination of the Engagement Term by the Company without Cause or by the Employee with Good Reason, the Company shall pay or provide to the Employee (1) the Accrued Benefits, and (2) subject to the Employee’s execution (and non-revocation) of a general release of claims against the Company and its affiliates in a form reasonably requested by the Company, (A) continued payment of their Base Fee for 2 (two) weeks for each full year of engagement after termination, payable in accordance with the regular payroll practices of the Company, but off the payroll; and (B) payment of the Employee’s cost of continued medical coverage one (1) month for each full year of engagement after termination, if any such coverage is in place at the time of notice of termination (subject to the Employee’s co-payment of the costs in the same proportion as such costs were shared immediately prior to the date of termination). 2 Payments provided under their Section 5 (d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company.

6. NO ASSIGNMENT. Their Agreement is personal to each of the Parties. Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign their Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets of the Company.

7. NOTICES. For the purpose of their Agreement, notices and all other communications provided for in their Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand or email, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Mr. John Brackens

66 Eastville Ave, Eastville Subdivision, Filinvest East Homes, Cainta, Rizal, Philippines, 1900

Via email: john.brackens@live.com

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Esports Entertainment Group, Inc.

170 Pater House

Psaila St

Birkirkara, Malta

BKR 9077

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. PROTECTION OF THE COMPANY’S BUSINESS.

(a) Confidentiality. The Employee acknowledges that during their engagement by the Company (prior to and during the Engagement Term) they have and will occupy a position of trust and confidence. The Employee shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Employee to perform their duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company’s industry other than by the Employee’s unauthorized disclosure, or (v) to the Employee’s spouse, attorney and/or their personal tax and financial advisors as reasonably necessary or appropriate to advance the Employee’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of their Section 10(a) by the Employee. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Employee in the course of their engagement by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b) Non-Competition. During the Engagement Term and for the one-year period following the termination of the Employee’s engagement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Employee’s termination of engagement or within one year of the Employee’s termination of engagement in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Employee from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

c) Non-Solicitation of Employees. The Employee recognizes that they possess and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Employee recognizes that the information they possess and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers and has been and will be acquired by them because of their business position with the Company. The Employee agrees that, during the Restricted Period, they will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Employee’s engagement terminates (a “Former Employee”) for the purpose of being employed by them or any other entity, or (ii) hire any Current Employee or Former Employee.

(d) Non-Solicitation of Customers. The Employee agrees that, during the Restricted Period, they will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Employee’s engagement terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e) Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by them or coming into their possession during their engagement by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Engagement Term, and always thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of their duties under their Agreement. When the Employee’s engagement with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in their possession or control.

(f) Non-Disparagement. Employee shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its subsidiaries’ or affiliates’ employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g) Cooperation. Subject to the Employee’s other reasonable business commitments, following the Engagement Term, the Employee shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Employee conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Employee for any out-of-pocket expenses reasonably incurred by the Employee in connection therewith.

(h) Equitable Relief and Other Remedies. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of their Section 8 would be inadequate and, in recognition of their fact, the Employee agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company’s remedies for any breach of any restriction on the Employee set forth in their Section 8, except as required by law, the Employee shall not be entitled to any payments set forth in Section 5(d) hereof if the Employee has breached the covenants applicable to the Employee contained in their Section 10, the Employee will immediately return to the Company any such payments previously received under Section 5(d) upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5(d).

(i) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in their Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The Employee acknowledges that the restrictive covenants contained in their Section 8 are a condition of their Agreement and are reasonable and valid in temporal scope and in all other respects.

(j) Survival of Provisions. The obligations contained in their Section 8 shall survive in accordance with their terns the termination or expiration of the Employee’s engagement with the Company and shall be fully enforceable thereafter.

9. INDEMNIFICATION. The Employee shall be indemnified to the extent permitted by the Company’s organizational documents and to the extent required by law.

10. SECTION HEADINGS AND INTERPRETATION. The section headings used in their Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of their Agreement. Expressions of inclusion used in their agreement are to be understood as being without limitation.

11. SEVERABILITY. The provisions of their Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. COUNTERPARTS. Their Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

13. GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of their Agreement shall be governed by the laws of Nevada without regard to its conflicts of law principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the courts located in the Nevada, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of their Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of their Agreement may not be enforced in or by such courts. IN ADDITION, THE PARTIES AGREE TO WAIVE A TRIAL BY JURY.

14. ENTIRE AGREEMENT. Their Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in their Agreement.

15. WAIVER AND AMENDMENT. No provision of their Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of their Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. WITHHOLDING. The Company may withhold from all amounts payable under their Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

17. AUTHORITY AND NON-CONTRAVENTION. The Employee represents and warrants to the Company that he has the legal right to enter into their Agreement and to perform all of the obligations on their part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into their Agreement or performing all of their obligations hereunder.

18. COUNTERPARTS. Their Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

19. TERMINATION OF EXCHANGE AGREEMENT. In the event that the consummation of the Acquisition does not occur, and the Exchange Agreement terminates pursuant to its term, the terms of engagement contained herein shall be null and void, or if the Employee’s engagement with the Company terminates prior to the consummation of the Acquisition, the terms contained herein shall be null and void unless the Company agrees otherwise, in its sole discretion.

IN WITNESS WHEREOF, the Parties have executed their Agreement as of the date first written above.

ESPORTS ENTERTAINMENT GROUP, INC.

/s/ Grant Johnson
Grant Johnson
Title: Chief Executive Officer/President

EMPLOYEE

/s/ John Brackens
John Brackens